Exhibit 99.1

Sent via Electronic Delivery to: lawrence@bidz.com; mhiraide@phlcorplaw.com

February 9, 2012

Mr. Lawrence Kong

Chief Financial Officer

Bidz.com, Inc.

3562 Eastham Drive

Culver City, CA 90232

Re:	Bidz.com, Inc. (the “Company”)
Nasdaq Symbol: BIDZ

Dear Mr. Kong:

As you are aware, on August 12, 2011, we notified you that, based on the previous 30 consecutive business days, the Company’s listed security no longer met the minimum $1 bid price per share requirement. Therefore, in accordance with our Listing Rules (the “Rules”) the Company was provided 180 calendar days, or until February 8, 2012, to regain compliance.

The listed security has not regained compliance with the minimum $1 bid price per share requirement. However, Staff has determined that the Company is eligible for an additional 180 calendar day period,(1) or until August 6, 2012, to regain compliance.(2) Our determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If at any time during this additional time period the closing bid price of the Company’s security is at least $1 per share for a minimum of 10 consecutive business days, we will provide written confirmation of compliance and this matter will be closed.(3) Please note that if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in order to timely regain compliance.

(1) Listing Rule 5810(c)(3)(A).

(2) This second 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 days for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.

(3) Listing Rule 5810(c)(3)(F) states that, “Staff may, in its discretion, require a Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. In determining whether to require a Company to meet the minimum $1.00 bid price standard beyond ten business days, Staff will consider the following four factors: (i) margin of compliance (the amount by which the bid price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the Market Maker montage (the number of Market Makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down).”

The NASDAQ Stock Market LLC • 805 King Farm Blvd. • Rockville, MD 20850 • USA • www.nasdaqomx.com

If compliance cannot be demonstrated by August 6, 2012, Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel (the “Panel”). Please note that if the Company appeals it will be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency.(4)

In addition, an indicator will continue to be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information.  Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at https://listingcenter.nasdaqomx.com. The Company will continue to be included in this list.

The Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws.  If you have any questions, please do not hesitate to contact me at +1 301 978 8027.

Sincerely,

/s/ Tom Choe
Tom Choe
Lead Analyst
Nasdaq Listing Qualifications

(4) Panels do not typically consider a plan that relies on the market reaction to news as a definitive plan.

2

NASDAQ REFERENCE LINKS

Topic	Description

NASDAQ Listing Rules	All initial and continued listing rules

Corporate Governance	Independent directors, committee requirements and shareholder approval

Fees	FAQ’s Listing Fees

Frequently Asked Questions (FAQ’s)	Topics related to initial and continued listing

Hearing Requests & Process	Discussion of the Nasdaq Hearings process

Listing of Additional Shares (LAS)	Explanation of Nasdaq’s Listing of Additional Shares process

Transfer to the Nasdaq Capital Market	Procedures and application to transfer securities to the Nasdaq Capital Market

Access to all Nasdaq listing information and forms can be accessed at the following:

https://listingcenter.nasdaqomx.com/Home.aspx

DIRECTORY OF NEWS SERVICES*

The use of any of these services will satisfy NASDAQ’s listing rules that require the disclosure of specific information in a press release or public announcement. The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

News Service	Internet Address	Telephone Number

Bloomberg Business News	www.bloomberg.com	Phone: +1 212 318 2000

Business Wire	www.businesswire.com	Toll free: +1 800 227 0845 Phone: +1 415 986 4422

Dow Jones News Wire	www.dowjones.com	Toll free: +1 800 223 2274 Phone: +1 212 416 2400

GlobeNewswire (A NASDAQ OMX Co.)	www.globenewswire.com	Toll free: +1 800 307 6627 Phone: +1 310 642 6930

MarketWire	www.marketwire.com	Toll free: +1 800 774 9473 Phone: +1 310 765 3200

PR Newswire	www.prnewswire.com	Toll free: +1 800 776 8090 Phone: +1 201 360 6700

Reuters	www.thomsonreuters.com	Phone: +1 646 223 4000

* Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Listing Rule(s)                .

Factors to be considered when cited for non-compliance with the $1.00 minimum bid price

What is NASDAQ’s compliance process for companies failing to meet the $1.00 minimum bid price requirement?

NASDAQ uses the consolidated closing bid price to determine whether a company complies with this requirement. If a company trades for 30 consecutive business days below the $1.00 minimum closing bid price requirement, NASDAQ will send a deficiency notice to the company, advising that it has been afforded a “compliance period” of 180 calendar days to regain compliance with the applicable requirements.

Thereafter, Capital Market companies can receive an additional 180-day compliance period if they meet the market value of publicly held shares requirement for continued listing and all other initial inclusion requirements for the Capital Market, except for the bid price requirement. If a Global Select Market or Global Market company is unable to comply with the bid price requirement prior to the expiration of its 180-day compliance period, it may transfer to The NASDAQ Capital Market, so as to take advantage of the additional compliance period offered on that market, provided it meets the market value of publicly held shares requirement for continued listing and all other requirements for initial listing on The NASDAQ Capital Market, except for the bid price requirement. In order to be afforded an additional 180-day compliance period a company must also notify Nasdaq of its intent to cure this deficiency. If a company does not indicate its intent to cure the deficiency, or if it does not appear to Nasdaq that it is possible for the company to cure the deficiency, the company will not be eligible for the second grace period.

In order to achieve compliance with the bid price requirement, a security must maintain a closing $1.00 bid price for a minimum of 10 consecutive business days. Although an automated computer system tracks each company’s bid price on a daily basis, it is suggested that the company contact its Listing Qualifications analyst when it believes compliance has been achieved. NASDAQ will provide all compliance determinations, in writing, to the company.

If the company does not demonstrate compliance within the compliance period, it will be issued a delisting letter, which it may appeal at that time. See Hearings Process for additional information. (Updated: October 20, 2010)

How does NASDAQ measure the bid price of a security?

NASDAQ uses the consolidated closing bid price to determine whether a company complies with the bid price requirements for continued listing. A NASDAQ issuer can view its security’s consolidated closing bid price by accessing “Trading History” on the www.nasdaq.net website.

How does a company regain compliance with the minimum bid price requirement?

In order to regain compliance with the minimum bid price requirement, a security must have a closing bid price of $1.00 or more for 10 consecutive business days.

NASDAQ uses the consolidated closing bid price to determine whether a company complies with the bid price requirements for continued listing. A NASDAQ issuer can view its security’s consolidated closing bid price by accessing “Trading History” on the www.nasdaq.net website.

Although an automated computer system tracks each company’s bid price on a daily basis, it is suggested that the company contact its Listing Qualifications analyst when it believes compliance has been achieved. NASDAQ will provide all compliance determinations, in writing, to the company.

Under certain circumstances, to ensure that the company can sustain long-term compliance, NASDAQ may require the closing bid price to equal or to exceed the $1.00 minimum bid price requirement for more than 10 consecutive business days before determining that a company complies. In determining whether to look beyond the 10 days, NASDAQ will consider, but is not limited to, the following factors:

•                 Margin of compliance (the amount by which the price is above the $1.00 minimum standard);

•                  Trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price);

•                  The market maker montage (e.g., if only one of eight market makers is quoting at or above the minimum bid price and the quote is only for 100 shares, then added scrutiny may be appropriate); and

•                  The trend of the stock price (is it up or down?).

Does NASDAQ accept reverse stock splits as a method to regain compliance with the minimum bid price requirement?

Yes. NASDAQ views reverse stock splits as an acceptable method to regain compliance. If the company determines to implement a reverse stock split, it will need to provide certain information to NASDAQ. See the following Frequently Asked Question for additional information. Furthermore, to inform the market of the reverse stock split, NASDAQ will append a suffix character, “D”, to the company’s symbol for approximately 20 trading days following the reverse stock split. (Updated: June 3, 2009)

What happens if a company does not regain compliance with the minimum bid price requirement during the compliance period?

If a company is unable to resolve its bid price deficiency during the applicable compliance period, NASDAQ Staff will issue a delisting letter. At that time, the company may request a hearing before a Listing Qualifications Panel, which will stay the delisting.

The company will have the opportunity to present its plan to regain compliance to the Panel. This plan of compliance should include implementation of a reverse stock split in the near term. In appropriate cases, and so long as a company commits to implementation of a reverse split within 180 days of the delisting notification, Panels may also consider other factors, such as the company’s fundamental financial strengths and weaknesses, the overall market, the company’s historical bid price, and impending disclosures, corporate actions and strategic business plans that the company believes may impact its bid price.